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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AmHealth, Inc.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports, dated May 31, 1996, except as to note 13 for the March 31, 1996 and June 30, 1995 financial statements, and note 6 for the June 30, 1994 financial statements, which are as of June 17, 1996 and May 10, 1996, respectively, contain an explanatory paragraph that states that the Company's owner, AmHealth, Inc., has suffered recurring losses from operations, has defaulted on its debt obligations and has a net capital deficiency, all of which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia

June 20, 1996